AMENDMENT TO GUARANTY

AMENDMENT TO GUARANTY dated as of February 27, 2007 (this “Amendment”) between ANTHRACITE CAPITAL, INC. (“Guarantor”) and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH (“Buyer”).

W I T N E S S E T H:

WHEREAS, Anthracite Funding, LLC (“Seller”) and Buyer entered into a certain Master Repurchase Agreement, dated as of December 23, 2004 (as amended, the “Master Repurchase Agreement”), pursuant to which Buyer agreed to purchase Eligible Loans and Eligible Securities from Seller and Seller agreed to repurchase such Eligible Loans and Eligible Securities from Buyer, all in accordance with the terms and conditions of the Master Repurchase Agreement;

WHEREAS, as a condition to the Master Repurchase Agreement, Guarantor executed a certain Guaranty (the “Guaranty”), dated as of December 23, 2004; and

WHEREAS, Guarantor and Buyer desire to amend the Guaranty in the manner and on the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree amend the Guaranty as follows.

1.	DEFINITIONS

1.1         The definition of “Consolidated Net Income” is hereby amended by inserting the following text immediately before the period at the end thereof: “as adjusted in accordance with the terms hereof.”

1.2         The definition of “Debt Service Coverage” is hereby deleted in its entirety and replaced as follows:

“Debt Service Coverage” means the ratio of Funds From Operations to Cash Interest Expense on recourse Indebtedness outstanding, it being understood that such determination shall be made on a cash basis.

1.3         The definition of “Funds From Operations” is hereby deleted in its entirety and replaced as follows:

“Funds From Operations” for any period means the Consolidated Net Income of the Guarantor and its Subsidiaries determined on a cash basis for such period without recognizing any trading portfolio gains or losses in general, and specifically without giving effect to:

(a) depreciation and amortization,

(b) gains or losses that are classified as “extraordinary” in accordance with GAAP,

(c) capital gains or losses on sales of real estate,

(d) capital gains or losses with respect to the disposition of investments in marketable securities,

(e) any provision/benefit for income taxes for such period,

(f) earnings from equity investments and unconsolidated joint ventures determined in accordance with GAAP,

(g) losses attributable to the impairment of assets,

(h) incentive fees paid in the form of the issuance of the Guarantor’s common stock,

(i) Cash Interest Expense,

(j) income or expense attributable to the ineffectiveness of hedging transactions, and

(k) interest accretions, whether in favor or against the Guarantor.

Without limiting the foregoing, Consolidated Net Income shall be determined before preferred stock dividends and shall include cash distributions from equity investments and unconsolidated joint ventures.

1.4         The definition of “Interest Expense” is hereby deleted in its entirety and replaced with “Cash Interest Expense” as follows:

“Cash Interest Expense” means for any period, total interest expense, both expensed and capitalized, of Guarantor and its Subsidiaries for such period with respect to all outstanding recourse Indebtedness of Guarantor and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined on a consolidated cash basis, for such period (determined on a consolidated cash basis), and net of any interest accretions, whether in favor or against, with respect to debt.

2.	DEBT SERVICE COVERAGE

Section 5(b) of the Guaranty is hereby deleted in its entirety and replaced with the following language:

(b) Minimum Debt Service Coverage. Debt Service Coverage to be less than 1.20 to 1 in the aggregate.

3.	REPRESENTATIONS AND WARRANTIES
3.1	Guarantor represents and warrants as follows:

3.1.1     The execution, delivery and performance by Guarantor of this Amendment are within Guarantor’s power and authority, have been duly authorized by all necessary action, do not violate any requirement of law or contractual obligation of Guarantor and will not result in or require the creation of any Lien (other than pursuant to the Master Repurchase Agreement) on any of Guarantor’s properties or revenues pursuant to any such requirement of law or contractual obligation.

3.1.2      No consent or authorization of or approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or any other Person is required or necessary in connection with due execution, delivery, performance or enforceability of this Amendment, except as previously obtained and currently in full force and effect.

3.1.3     This Amendment, when executed and delivered by Guarantor, will be the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.1.4     There are no actions, suits, arbitrations, investigations or proceedings of or before any arbitrator or Governmental Authority pending or, to the knowledge of Guarantor, threatened against Guarantor or against any of its properties or revenues, (i) with respect to this Amendment or any of the transactions contemplated hereby or (ii) which could reasonably be expected to have a material adverse effect.

3.1.5     As of the date hereof, Guarantor has received amendments or modifications that are materially similar to the amendments above from all creditors of Guarantor which have agreements with Guarantor to maintain financial covenants.

3.2         Guarantor hereby reaffirms that as of the date hereof the representations and warranties of Guarantor contained in the Guaranty as previously qualified by Guarantor are true in all material respects.

4.	MISCELLANEOUS

4.1         Defined Terms. Capitalized terms used in this Amendment but not defined herein have the meanings given to them in the Guaranty.

4.2         Agreements to Remain in Full Force and Effect. Except as amended hereby, the Guaranty shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects. All references to the Guaranty in any other agreement or document shall hereafter be deemed to refer to the Guaranty as amended hereby.

4.3         Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, when taken together, shall constitute but one and the same Amendment.

4.4         Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.5         Severability of Provisions. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the enforceability of such provision in any other jurisdiction.

4.6         Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their representative officers thereunder duly authorized, as of the date first above written.

ANTHRACITE CAPITAL, INC., a Maryland corporation, as Guarantor
By:	/s/ Richard M. Shea
	Name:	Richard M. Shea
	Title:	President and Chief Operating Officer

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, as Buyer
By:	/s/ Christine Belbusti
	Name:	Christine Belbusti
	Title:	Director

By:	/s/ Mary Brundage
	Name:	Mary Brundage
	Title:	Director